Fund name: Putnam Tax-Free High Yield

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended January 31, 2008 Putnam Management has
assumed $2,221 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 5).


72DD1 	        Class A   28,697
		Class B   1,944
		Class C    389

72DD2	        Class M    226
		Class Y	  -

73A1		Class A   0.309478
		Class B   0.269542
		Class C   0.259776

73A2		Class M   0.291571
		Class Y	  0.055285

74U1		Class A   91,270
		Class B   6,424
		Class C   1,495

74U2		Class M     758
		Class Y	      4

74V1		Class A   12.61
		Class B   12.63
		Class C   12.62

74V2		Class M   12.61
		Class Y	  12.61

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.